[BAYOU STEEL CORPORATION LETTERHEAD]

March 16, 2004

Re:	Unsolicited Tender Offer for Common Stock of Bayou Steel Corporation

Dear Shareholders:

          On March 10, 2003, Bayou Steel Properties Limited (“BSPL”), a corporation unrelated to Bayou Steel Corporation (“Bayou”),1 launched an unsolicited tender offer for all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Bayou at a price of $2.50 per share, subject to all of the terms and conditions contained in BSPL’s tender offer documents. You will be receiving/or have received separately BSPL’s tender materials, including a Letter of Transmittal and an Offer to Purchase.

          After a thorough review process including consultation with our legal advisors, your Board of Directors determined that BSPL’s offer is a financially inadequate proposal that is not in the best interests of Bayou’s shareholders. Your Board of Directors recommends that you reject BSPL’s offer and not tender your shares.

          I’d like to share some of the Board’s reasons with you:

•	Recent reported quotations for the Common Stock in the range of $17 per share and $22 per share are substantially in excess of the $2.50 per share offered by BSPL.

•	Recent reported quotations for Bayou’s debt securities support a Common Stock value significantly in excess of the $2.50 per share offered by BSPL. Prior to their cancellation as part of Bayou’s emergence from bankruptcy on February 18, 2004, Bayou’s 9.5% First Mortgage Notes due 2008 (the “Old Notes”), $120,000,000 aggregate principal amount outstanding, were quoted in the range of 52% to 55% of principal amount. Pursuant to Bayou’s bankruptcy plan, holders of the Old Notes received in the aggregate $30,000,000 principal amount of Bayou’s 9.5% First Mortgage Notes due 2011 (the “New Notes”) and 2,000,000 shares of Common Stock, which represent all of the currently issued and outstanding Common Stock.[2] Following Bayou’s emergence from Bankruptcy, Bayou’s New Notes have been quoted in the range of 98.5% to 100.5% of principal amount.

_________________________

1 The President and controlling shareholder of BSPL is Howard Meyers, the former Chairman of the Board and Chief Executive Officer of Bayou prior to its emergence from bankruptcy. Through his interest in BSPL, Meyers was the controlling shareholder of Bayou prior to its emergence from bankruptcy.

2 Pursuant to Bayou’s Bankruptcy Plan, an additional 105,000 shares of Common Stock were reserved for issuance to Bayou employees. Additional shares may be issued to certain tort claimants under the Bankruptcy Plan.

•	Bayou’s projected operating profit and projected income before income tax support a Common Stock value significantly in excess of the $2.50 per share offered by BSPL. Included as part of Bayou’s First Amended Disclosure Statement for its Bankruptcy Plan, dated December 22, 2003, were projections of consolidated operating profit and income before income tax for fiscal years 2004, 2005 and 2006. These projected amounts, which were based on the assumptions set forth in the Disclosure Statements, were as follows:

                                            Forecast 2004                 Forecast               Forecast
                                       (Feb. 1 - Sept. 30 only)             2005                   2006
                                       ------------------------           --------               ---------
Operating profit                                $9,496,000                $15,617,000            $17,969,000
Income before income tax                        $6,730,000                $11,402,000            $13,680,000
•	Bayou has made good financial and operating progress since emerging from bankruptcy. The management team remains in place and has reported to the Board on Bayou’s improving results since emergence. Management and the Board believe that Bayou’s focus on improving operating results is a better way to enhance value for its shareholders.

          The Board recognizes that there may be shareholders eager to realize the value of their shares and/or achieve liquidity for their ownership positions. At an appropriate time, the Board intends to explore opportunities to maximize value for the shareholders. In addition, at its initial Board meeting, the Board approved continued reporting under Securities and Exchange Commission rules and regulations and the Board is evaluating ways to enhance shareholder liquidity, including a potential listing for the Common Stock.

          Your Board and management are committed to increasing shareholder value through the continued execution of our business plan and providing liquidity for your shares. We will not let BSPL’s unsolicited, opportunistic, inadequate proposal distract us from our continued focus on Bayou’s business.

          We greatly appreciate your support and encouragement.

Thank you, Charles W. McQueary Interim Chairman of the Board